Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Contango Silver & Gold Inc. (previously, Contango ORE, Inc.) (the “Company”) of our report dated March 15, 2026, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Houston, Texas

June 24, 2026